Exhibit 99.1

SECURITY BANK CORPORATION ADDRESSES CREDIT QUALITY ISSUES, LOOKS TO INCREASE PROVISION FOR LOAN LOSSES

AND ANNOUNCES MANAGEMENT CHANGES

Macon, GA., October 4, 2007 / Prime Newswire/ — Security Bank Corporation (Nasdaq: SBKC) today reported that due to rapid and significant declines in residential real estate market values caused by recent disruptions in financial markets the company currently expects to record a $16-$20 million provision for loan losses for the remainder of 2007. At this time, Security Bank is evaluating how much of the provision should be recognized in the third quarter of 2007.

Net charge-offs as a percent of average loans for 2007 are expected to increase to 75-85 basis points versus the previous estimate of 20 basis points. The increase is associated with a small number of loans, which are primarily located in the Atlanta residential construction and development market.

While progress has been made on previously announced nonperforming assets (“NPAs”), the current weak environment in residential construction and land development has resulted in additional NPAs such that the level at September 30, 2007 was approximately $65 million.

Loan growth for the third quarter of 2007 of approximately 13% was slightly ahead of the company’s previous estimate of 10%-12%. Roughly half of this growth came from our correspondent banking division with the remainder of the growth focused in our middle and coastal Georgia markets. This growth more than offset the dramatic slowdown centered in the North Atlanta markets which primarily affected the residential construction and land development segment of the loan portfolio, both in the North Atlanta banks as well as the Fairfield Interim Lending Division. Assuming continued softness in the North Atlanta markets, the company believes that loan growth for the remainder of 2007 may fall below the previous estimate of 10%-12%.

Management Changes

As part of Security Bank’s effort to more effectively manage and reduce NPAs, Steve Stillman, Senior Vice President of Security Bank of North Fulton, has moved to the holding company into a newly created position as Problem Asset Manager, reporting directly to Wayne Sewell, Senior Vice President Credit Administration. Mr. Stillman joined Security Bank in February 2006 and has over 30 years of significant experience as a workout specialist including 8 years with AMRESCO Inc., a 1,500 employee organization formed to workout NationsBank’s and other financial institutions’ problem real estate and commercial credits.

The Company also announced that effective immediately Jimmy Davis, Senior Vice President of Fairfield Financial Services, Inc., a wholly owned subsidiary, has been named Manager Interim Lending succeeding Jim DeWitt, Fairfield Financial Services’ former Vice Chairman, who resigned to pursue other business opportunities. Mr. Davis joined Fairfield Financial Services in February 2006 and brings over 18 years of experience in commercial real estate lending including specialization in problem asset workouts.

Rett Walker, President and CEO of Security Bank commented, “We remain confident in the long-term success of Security Bank despite the current downturn in our markets and the resulting negative near-term impact on earnings. In response to the rapid deterioration in the Atlanta residential real estate market, we continue to take aggressive action to work through our credit quality issues. We have an experienced management team who are actively focused on what can be controlled in this environment, maintaining our outstanding customer quality service initiatives, limiting expense growth and stabilizing our net interest margin.”

Security Bank Corporation will release third quarter 2007 results and update comments on its outlook for the remainder of 2007 after the market close on Wednesday, October 24, 2007 and will host an investor conference call on Thursday, October 25, 2007 at 10:00 a.m. Please refer to our website, http://securitybank.net and click on “Investor Information” and “Event Calendar” for full details.

Investor Contact:	Lorraine D Miller, CFA Senior Vice President 478.722.6210

Media Contact:	Tom Woodbery Senior Vice President 478.722.6117

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.7 billion at June 30, 2007. Security Bank Corporation operates 6 community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an investment management and planning firm, CFS Wealth Management, LLC, in addition to operating its interim real estate and development lender and traditional mortgage originator, Fairfield Financial Services, Inc., with offices throughout Georgia.

Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.”

You may obtain copies of all documents that Security Bank files with the Securities and Exchange Commission, free of charge, at the SEC's website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, attention: Investor Relations.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws, including statements about Security Bank’s loan loss provisions, net charge-offs, non-performing assets ,the overall economic cycle and its impact on real estate values in Security Bank’s markets, and its long-term prospects, among others. Statements contained in this press release that are not historical facts are forward looking statements. Forward looking statements may address issues involving significant risks, uncertainties, estimates and assumptions made by management. Security Bank’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Security Bank believes that the expectations and estimates reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Please refer to Security Bank Corporation's public filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation's financial results and operations and its forward-looking statements. Security Bank Corporation does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, changes in assumptions, future events